Exhibit 99.1

FiscalNote Announces Third Quarter 2023 Financial Results and Reaches Adjusted EBITDA Profitability

Delivers 17% Revenue Growth Year-over-Year Amidst Ongoing Enterprise Demand For FiscalNote’s Trusted, AI-enabled Global Regulatory, Policy, and Market Intelligence

Announces FiscalNote AI Co-Pilot Program to Extend its Leadership in AI for the Legal and Policy Sector and Enable Incremental Go-To-Market Channels

Board of Directors Appoints Special Committee to Evaluate Potential Transactions, Including with FiscalNote’s CEO and Co-Founder

WASHINGTON, D. C. – Tuesday, November 14, 2023 – FiscalNote Holdings, Inc. (NYSE: NOTE) (“FiscalNote” or the “Company”), a leading AI-driven technology provider of policy and global intelligence, today announced financial results for the third quarter ended September 30, 2023. These results mark the Company’s first quarter of Adjusted EBITDA profitability, one quarter earlier than initially forecast. The results also reflect another quarter of solid year-over-year recurring revenue growth and high gross margins driven by ongoing demand for FiscalNote’s trusted, AI-enabled global policy and market intelligence and the Company’s efficient SaaS delivery model.

Third Quarter 2023 Financial Highlights

●
Revenue increased 17% to $34.0 million, within the guidance range the Company previously provided, compared to $29.1 million in Q3 2022.
○
Subscription revenue, which comprises approximately 89% of total revenue, grew 15% year-over-year of which 7% was on an organic basis.
○
The Company’s corporate large enterprise customer base(1)(4) continues to represent the Company’s largest customer group with ARR growth rates and NRR rates well above Company average.
●
Gross profit was $23.6 million representing 69% gross margin, and non-GAAP adjusted gross profit(2) was $28.4 million representing 83% non-GAAP adjusted gross margin(2).
●
GAAP net loss of ($14.5) million or $(0.11) per share.
●
Adjusted EBITDA of $0.7 million(2), consistent with the guidance the Company previously provided and an increase of approximately $8 million year-over-year as compared to Q3 of 2022. This reflects a conversion rate of more than 160% of incremental GAAP revenue to Adjusted EBITDA year-over-year. It also marks an annualized improvement of over $30 million in Adjusted EBITDA as compared to where the Company started this year in Q1. Over one year ago, FiscalNote communicated its goal to be profitable on an adjusted EBITDA basis by the end of 2023. The Company has now achieved that goal one quarter ahead of plan, exceeding both initial Company-provided and market expectations.
●
Cash and cash equivalents (inclusive of short-term investments) of $24.4 million and approximately $94 million of additional debt capacity.*

Third Quarter 2023 Operational Metrics

●
Run-Rate Revenue(1) increased to $138 million as of September 30, 2023 an increase of 14% as compared to $121 million as of September 30, 2022. Organic Run-Rate Revenue(1)(3) increased to $129 million in the period, a 7% increase year-over-year on a pro forma basis.

●
Annual Recurring Revenue(1) ("ARR") rose to $123 million as of September 30, 2023, representing 14% total growth year-over-year and 8% growth over the prior year on a pro forma basis. Organic ARR(3) was $116 million as of September 30, 2023, representing a 7% growth rate on a pro forma basis.
●
Net Revenue Retention(1) ("NRR") was approximately 100% in the third quarter as compared to 99% in the third quarter of 2022. NRR rates among the Company’s corporate large enterprise customer base(1)(4)continue to trend above 100% on a quarterly basis and above 105% on a trailing twelve month basis.

FiscalNote also announced it will develop FiscalNote AI Co-pilot, a new AI solution specifically geared for policy and risk management professionals to facilitate the day-to-day work of creating legislation, advocacy outreach, constituent communications, regulatory responses, and global risk analysis. FiscalNote Co-pilot combines the power of large language models, FiscalNote’s trusted industry leading policy and geopolitical data, and customers’ data, all in a seamless workflow to provide intelligent assistance for the world’s most important decision makers.

Separately, the Company announced its Board of Directors (the “Board”) has established a Special Committee in response to statements made by the Company’s CEO and Co-founder, Tim Hwang, regarding his interest in putting together a consortium to explore a potential go-private transaction. Mr. Hwang has not provided any specific proposal, and there can be no assurance that one will be made. The Special Committee will evaluate, together with its advisors, any proposal it receives from Mr. Hwang regarding such a transaction, as well as any other transaction proposals submitted to the Company. The Special Committee, composed of Michael Callahan, Manoj Jain, Stanley McChrystal and Anna Sedgley, has the full power and authority of the Board to take any and all actions on behalf of the Board as it deems necessary to evaluate and negotiate a potential go-private transaction and alternatives to any transaction proposed by Mr. Hwang. There can be no assurance that the foregoing will result in any transaction or any other strategic change or outcome, or as to the timing of any of the foregoing. The Company does not expect to comment further on this unless and until the Special Committee has reviewed and recommended and the Board has approved a specific transaction or until the Company determines that further disclosure is appropriate or required by law.

The Special Committee has retained Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor and intends to retain a financial advisor to assist with this review process.

Q3 and Recent Business Highlights

In the third quarter and in recent weeks, FiscalNote has achieved notable operational and business milestones which reflect its ongoing leadership in global policy, risk mitigation, and market intelligence including:

•
The first anchor customer for AI-powered FiscalNote Risk Connector, a new, internally-developed risk intelligence solution: As announced in the Company’s separate press release issued this week, True Digital Group, a large financial technology company, is partnering with FiscalNote to help True Digital’s financial clients harness the power of FiscalNote’s data and AI capabilities to identify risks within an organization’s supply chains, as well as the organization’s customers, investors, partners, and any other vectors through which a risk could materialize. This partnership will connect FiscalNote with hundreds of other banking institutions across the U.S. who could use Risk Connector to map 3rd and 4th party vendors and monitor critical risks.
•
Expanded enterprise customer accounts: The Company secured major new enterprise wins and expansions this quarter including an American multinational health care services company, a large health insurance provider, a large law firm, and expanded other accounts in the tech, legal, industrial, defense, and manufacturing sector.
•
New enhancements to FiscalNote EUIT: FiscalNote announced new features of its comprehensive European regulatory and policy intelligence platform including automated, AI-powered transcripts of all EU parliamentary committee meetings available in near-real time after the meetings’ conclusion and enhanced stakeholder data across all 705 Members of the European Parliament.
•
FiscalNoteGPT: FiscalNote introduced the first proprietary platform incorporating generative AI and large language model (LLM) capabilities customized for legislative, regulatory, and policy workflows. This large language model has been specifically adapted to a wide range of legal and regulatory data to support a diverse set of natural language processing (NLP) tasks within the legal and regulatory industry.

Financial Outlook

FiscalNote delivered on its expectation for Adjusted EBITDA profitability in the third quarter of 2023, one quarter earlier than previous guidance, and expects ongoing Adjusted EBITDA growth in the fourth quarter as the Company continues to deliver year-over-year revenue growth, maintain strong adjusted gross profit margins in the 80% range, and realize the benefits of its cost management actions.(6)

Guidance for the fourth quarter of 2023 is as follows:

•
GAAP revenue of $34 million to $35 million, representing 8% to 11% year-over-year growth.
•
Adjusted EBITDA(2)(6)of approximately $2.5 million for the quarter and an annualized Adjusted EBITDA of approximately $10 million exiting the year. This marks a year-on-year improvement of approximately $8 million in adjusted EBITDA profitability compared to Q4 2022 reflecting the benefits of the efficiency programs the Company implemented in 2023.

Guidance for full year 2023 is as follows:

•
GAAP revenue of $132 million to $133 million, representing 16% to 17% year-over-year growth.
•
Total run-rate revenue(1)(5) of $139 million to $141 million, representing growth of 10% to 11% over the prior year.
•
An adjusted EBITDA(2)(6) loss of approximately $8 million for the full year, within the range previously provided and marking an improvement of approximately $16 million or 67% year-over-year. FiscalNote expects adjusted EBITDA profitability moving forward and, over time, expects to achieve adjusted EBITDA and free cash flow margins in line with other information services companies long-term.

FiscalNote expects to increase its cash position in Q1 of 2024 through continued compounding increases to prepaid ARR and seasonally strong collections.

Net revenue retention rates and new logo acquisition remain strong among the Company’s corporate large enterprise customer base(1)(4). Despite this ongoing momentum, the Company’s guidance for Q4 and FY 2023 revenue and run-rate revenue are lower than previously provided primarily due to lower non-subscription revenue and slower than expected pipeline conversion as the Company shifts resources to larger enterprise accounts amidst a more challenging macro.

“Our primary objective for this year was to reach Adjusted EBITDA profitability and we are delighted to reach this inflection point in the third quarter, one quarter earlier than initially forecast. This is a testament to the durability of our revenue streams and the hard work of our teams. We are delivering on our commitment to build an enduring, profitable, sustainable compounding growth company for the world’s most important decision makers,” said Tim Hwang, Chairman, CEO, and Co-founder of FiscalNote. “As we exit 2023 we are well positioned. We have durable recurring revenue streams from a growing base of 5,000 customers, 80% adjusted gross margins and a proven leadership position in AI for the legal and policy sector. In recent quarters, we have aligned our cost structure to drive ongoing Adjusted EBITDA profitability and positioned our sales teams to extend our successes in large enterprise accounts. With this foundation in place, now is the time for us to shift our focus to driving new growth opportunities and developing new channels to extend the value of our AI leadership to a broad base of customers and partners. Our AI co-pilot program will build on the AI innovations and partnerships we established this year and provide incremental opportunities for new revenue streams, channels, and go to market strategies. We are excited about the opportunities ahead as we build on our adjusted EBITDA profitability and re-accelerate growth.”

Additional information regarding the non-GAAP financial measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading “Non-GAAP Financial Measures.”

A reconciliation of GAAP to non-GAAP financial measures has also been provided in the financial tables included below. Information regarding our key performance indicators is included below under “Key Performance Indicators.”

Quarterly Conference Call

FiscalNote will host a conference call today, Tuesday, November 14, 2023, at 9:00 a.m. Eastern Time (U.S.) to review the Company's financial results for the third quarter ended September 30, 2023 and its outlook. To access this call, dial 1 (888) 660-6510 for the U.S. or Canada, or 1 (929) 203-0882 for callers outside the U.S. or Canada with the conference ID 1271923. A live webcast of the conference call will be accessible from the Investor Relations section of FiscalNote's website at https://investors.fiscalnote.com/, and a recording will be archived and accessible at https://investors.fiscalnote.com/. An audio replay of this conference call will also be available through December 9, 2023, by dialing 1-800-770-2030 for the U.S. or Canada, or 1-647-362-9199 for callers outside the U.S. or Canada, and entering 1271923.

* In connection with its public listing, FiscalNote entered into a 5-year senior secured term loan of up to $250 million, including $150 million of committed financing at closing with an additional uncommitted accordion facility for $100 million, subject to certain conditions.

(1) “Run-Rate Revenue,” “Annual Recurring Revenue” or “ARR”, and “Net Revenue Retention” or “NRR” are key performance indicators (KPIs). Please see "Key Performance Indicators" in this earnings release for the definitions and important disclosures regarding these measures.

(2) Non-GAAP measure. Please see "Non-GAAP Financial Measures" in this earnings release for definitions and important disclosures regarding these financial measures, including reconciliations to the most directly comparable GAAP measure.

(3) Organic run-rate revenue and organic ARR for Q3 2023 include businesses acquired as of December 31, 2022, plus Aicel Technologies (for which a definitive acquisition agreement was signed as of December 31, 2021, with closing conditioned upon FiscalNote’s public listing).

(4) Reference to ARR growth trends and NRR from enterprise customers or other customer types represents the majority of the Company’s ARR but excludes approximately $8M of ARR from acquired entities that are not yet integrated into this reporting system.

(5) Total run-rate revenue includes completed acquisitions but does not include any future acquisitions under consideration.

(6) Because of the variability of items impacting net income and unpredictability of future events, management is unable to reconcile without unreasonable effort the Company's forecasted adjusted EBITDA to a comparable GAAP measure.

About FiscalNote

FiscalNote (NYSE: NOTE) is a leader in policy and global intelligence. By uniquely combining data, technology, and insights, FiscalNote empowers customers to manage political and business risk. Since 2013, FiscalNote has pioneered technology that delivers critical insights and the tools to turn them into action. Home to CQ, FrontierView, Oxford Analytica, VoterVoice, and many other industry-leading brands, FiscalNote serves approximately 5,000 customers worldwide with global offices in North America, Europe, Asia, and Australia. To learn more about FiscalNote and its family of brands, visit FiscalNote.com and follow @FiscalNote.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements generally relate to future events or FiscalNote’s future financial or operating performance. For example, statements regarding FiscalNote’s financial outlook for future periods, expectations regarding profitability, capital resources and anticipated growth in the industry in which FiscalNote operates are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Factors that may impact such forward-looking statements include FiscalNote’s ability to effectively manage its growth; changes in FiscalNote’s strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans; the terms of any proposal FiscalNote may receive for a go-private transaction; the impact of the announcement of the formation of the Special Committee and review of a potential go-private transaction on FiscalNote’s business and its ability to implement any potential go-private transaction; FiscalNote’s future capital requirements; demand for FiscalNote’s services and the drivers of that demand; FiscalNote’s ability to provide highly useful, reliable, secure and innovative products and services to its customers; FiscalNote’s ability to attract new customers, retain existing customers, expand its products and service offerings with existing customers, expand into geographic markets or identify areas of higher growth; FiscalNote’s ability to successfully identify acquisition opportunities, make acquisitions on terms that are commercially satisfactory, successfully integrate potential acquired businesses and services, and subsequently grow acquired businesses; risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, and supply chain disruptions; FiscalNote’s ability to develop, enhance, and integrate its existing platforms, products, and services;  FiscalNote’s estimated total addressable market and other industry and performance projections; FiscalNote's reliance on third-party systems and data, its ability to integrate such systems and data with its solutions and its potential inability to continue to support integration; potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect FiscalNote’s networks or systems or those of its service providers; FiscalNote’s ability to obtain and maintain accurate, comprehensive, or reliable data to support its products and services; FiscalNote’s ability to introduce new features, integrations, capabilities, and enhancements to its products and services; FiscalNote’s ability to maintain and improve its methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support its products and services; competition and competitive pressures in the markets in which FiscalNote operates, including larger well-funded companies shifting their existing business models to become more competitive with FiscalNote;FiscalNote’s ability to protect and maintain its brands; FiscalNote’s ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries;FiscalNote’s ability to retain or recruit key personnel; FiscalNote’s ability to effectively maintain and grow its research and development team and conduct research and development; FiscalNote’s ability to adapt its products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts; adverse general economic and market conditions reducing spending on our products and services; the outcome of any known and unknown litigation and regulatory proceedings; FiscalNote’s ability to successfully establish and maintain public company-quality internal control over financial reporting; and the ability to adequately protect FiscalNote’s intellectual property rights.

These and other important factors discussed in FiscalNote’s SEC filings, including its most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports,could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by FiscalNote and its management, are inherently uncertain. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FiscalNote undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FiscalNote Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Subscription	$30,057	$26,075	$87,986	$73,186
Advisory, advertising, and other	3,952	2,996	10,394	9,130
Total revenues	34,009	29,071	98,380	82,316
Operating expenses: (1)
Cost of revenues	10,441	8,699	28,863	23,581
Research and development	4,540	5,629	14,170	15,438
Sales and marketing	11,235	11,830	35,222	31,722
Editorial	4,516	4,218	13,533	11,240
General and administrative	14,418	38,945	48,813	59,535
Amortization of intangible assets	2,899	2,601	8,614	7,818
Impairment of goodwill	-	-	5,837	-
Transaction costs (gains), net	(579)	1,275	1,138	1,257
Total operating expenses	47,470	73,197	156,190	150,591
Operating loss	(13,461)	(44,126)	(57,810)	(68,275)

Interest expense, net	8,018	42,894	21,853	89,672
Change in fair value of financial instruments	(7,157)	(21,910)	(18,850)	(18,524)
Gain on PPP loan upon extinguishment	-	-	-	(7,667)
Loss on debt extinguishment, net	-	45,250	-	45,250
Loss on settlement	-	-	3,474	-
Other expense, net	207	928	245	1,543
Net loss before income taxes	(14,529)	(111,288)	(64,532)	(178,549)
Provision (benefit) from income taxes	(62)	(2,286)	181	(2,836)
Net loss	(14,467)	(109,002)	(64,713)	(175,713)
Other comprehensive loss	(1,006)	(1,003)	(1,037)	(1,777)
Total comprehensive loss	$(15,473)	$(110,005)	$(65,750)	$(177,490)

Net loss	$(14,467)	$(109,002)	$(64,713)	$(175,713)
Deemed dividend	-	(24,351)	-	(26,570)
Net loss used to compute loss per share	$(14,467)	$(133,353)	$(64,713)	$(202,283)

Loss per share attributable to common shareholders:
Basic	$(0.11)	$(1.39)	$(0.49)	$(4.52)
Diluted	$(0.11)	$(1.63)	$(0.49)	$(5.03)
Weighted average shares used in computing loss per shares attributable to common shareholders:
Basic	128,832,502	96,117,011	131,994,563	44,757,851
Diluted	128,832,502	96,235,930	131,994,563	44,876,770

(1) Amounts include stock-based compensation expenses, as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cost of revenues	$45	$13	$185	$36
Research and development	328	504	1,080	609
Sales and marketing	1,041	721	1,718	828
Editorial	120	513	292	560
General and administrative	4,690	28,292	14,937	28,835

FiscalNote Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares, and par value)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$16,489	$60,388
Restricted cash	844	835
Short-term investments	7,113	-
Accounts receivable, net	13,753	14,909
Costs capitalized to obtain revenue contracts, net	3,194	2,794
Prepaid expenses	3,490	4,315
Other current assets	3,300	2,764
Total current assets	48,183	86,005

Property and equipment, net	6,410	7,325
Capitalized software costs, net	15,406	13,946
Noncurrent costs capitalized to obtain revenue contracts, net	4,248	3,976
Operating lease assets	18,247	21,005
Goodwill	206,887	194,362
Customer relationships, net	57,737	56,348
Database, net	19,351	21,020
Other intangible assets, net	23,859	28,728
Other non-current assets	535	442
Total assets	$400,863	$433,157

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$68	$68
Accounts payable and accrued expenses	12,710	13,739
Deferred revenue, current portion	45,708	35,569
Customer deposits	1,129	3,252
Contingent liabilities from acquisitions, current portion	411	696
Operating lease liabilities, current portion	3,227	6,709
Other current liabilities	1,871	2,079
Total current liabilities	65,124	62,112

Long-term debt, net of current maturities	213,157	161,980
Deferred tax liabilities	2,695	714
Deferred revenue, net of current portion	998	918
Contingent liabilities from acquisitions, net of current portion	1,710	883
Operating lease liabilities, net of current portion	26,837	29,110
Public and private warrant liabilities	2,765	18,892
Other non-current liabilities	4,008	13,858
Total liabilities	317,294	288,467
Commitment and contingencies (Note 17)
Stockholders' equity:
Class A Common stock ($0.0001 par value, 1,700,000,000 authorized, 120,604,828 and 123,125,595 issued and outstanding at September 30, 2023 and December 31, 2022, respectively)	11	12
Class B Common stock ($0.0001 par value, 9,000,000 authorized, and 8,290,921 issued and outstanding at September 30, 2023 and December 31, 2022)	1	1
Additional paid-in capital	851,047	846,205
Accumulated other comprehensive loss	(1,822)	(785)
Accumulated deficit	(765,668)	(700,743)
Total stockholders' equity	83,569	144,690
Total liabilities and stockholders' equity	$400,863	$433,157

FiscalNote Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2023	2022
Operating Activities:
Net loss	$(64,713)	$(175,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,007	892
Amortization of intangible assets and capitalized software development costs	19,068	14,482
Amortization of deferred costs to obtain revenue contracts	2,602	1,922
Impairment of goodwill	5,837	-
Non-cash operating lease expense	2,885	4,856
Stock-based compensation	18,212	30,868
Operating lease asset impairment	-	378
Loss on settlement	3,474	-
Other non-cash expenses	(688)	218
Bad debt expense	267	90
Change in fair value of acquisition contingent consideration	(138)	(2,192)
Unrealized gain loss on securities	115	-
Change in fair value of financial instruments	(18,850)	(18,524)
Deferred income tax provision (benefit)	(80)	(2,708)
Paid-in-kind interest, net	3,987	10,491
Non-cash interest expense	3,035	50,512
Loss on debt extinguishment, net	-	45,250
Gain on PPP Loan forgiveness	-	(7,667)
Changes in operating assets and liabilities:
Accounts receivable, net	2,560	(4,211)
Prepaid expenses and other current assets	1,935	(1,151)
Costs capitalized to obtain revenue contracts, net	(3,263)	(2,808)
Other non-current assets	(119)	(395)
Accounts payable and accrued expenses	(6,389)	3,566
Deferred revenue	6,141	8,581
Customer deposits	(2,182)	(1,917)
Other current liabilities	(754)	(5,677)
Contingent liabilities from acquisitions, net of current portion	(39)	(1,267)
Operating lease liabilities	(5,844)	(6,296)
Other non-current liabilities	(6)	921
Net cash used in operating activities	(31,940)	(57,499)

Investing Activities:
Capital expenditures	(5,957)	(8,859)
Purchases of short-term investments	(7,369)	-
Cash paid for business acquisitions, net of cash acquired	(5,010)	1,125
Net cash used in investing activities	(18,336)	(7,734)

Financing Activities:
Proceeds from Business Combination	-	175,000
Issuance costs of Common Stock	-	(45,242)
Proceeds from long-term debt, net of issuance costs	6,000	166,013
Principal payments of long-term debt	(80)	(189,023)
Proceeds from exercise of public warrants	-	4,469
Proceeds from exercise of stock options and ESPP purchases	650	386
Repurchase of common stock	-	(88)
Net cash provided by financing activities	6,570	111,515

Effects of exchange rates on cash	(184)	(451)

Net change in cash, cash equivalents, and restricted cash	(43,890)	45,831
Cash, cash equivalents, and restricted cash, beginning of period	61,223	33,009
Cash, cash equivalents, and restricted cash, end of period	$17,333	$78,840

Supplemental Noncash Investing and Financing Activities:
Issuance of Class A common stock upon redemption of preferred stock	$-	$475,781
Issuance of Class A common stock and Class B common stock in connection with Business Combination	$-	$346,797
Acquisition of warrant liabilities	$-	$34,947
Accretion of redemption value of preferred stock	$-	$26,570
Issuance of common stock in connection with business acquisitions	$-	$8,590
Warrants issued in conjunction with long-term debt issuance	$178	$436
Issuance of Class A common stock upon exercise of public warrants	$-	$263
Fees payable to debt holders settled through increase of debt principal	$-	$100
Property and equipment purchases included in accounts payable	$323	$-

Supplemental Cash Flow Activities:
Cash paid for interest	$15,290	$28,974
Cash paid for taxes	$16	$68

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.

Adjusted Revenue

Adjusted revenue represents revenue adjusted to include amounts that would have been recognized if deferred revenue was not adjusted to fair value in connection with acquisition accounting. Adjusted revenue is presented because we use this measure to evaluate performance of our business against prior periods and believe it is useful for investors as an indicator of the underlying performance of our business. Adjusted revenue is not a recognized term under U.S. GAAP. Adjusted revenue does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance. Adjusted revenue as presented herein is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define Adjusted Gross Profit as Adjusted Revenue minus cost of revenues, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Adjusted Revenues.

We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets and deferred revenue, which are non-cash impacts that may fluctuate for reasons unrelated to overall operating performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP and should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein is not necessarily comparable to similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Adjusted Revenue.

We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin because they are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered as substitutes for net loss, net loss before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.

Adjusted Revenues

The following table presents our calculation of Adjusted Revenues for the periods presented, and a reconciliation of this measure to our GAAP revenues for the same periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023	2022
Subscription revenue	$30,057	$26,075	$87,986	$73,186
Deferred revenue adjustment	-	123	-	1,853
Adjusted subscription revenue	30,057	26,198	87,986	75,039
Advisory, advertising, and other revenue	3,952	2,996	10,394	9,130
Adjusted Revenues	$34,009	$29,194	$98,380	$84,169

Adjusted Gross Profit and Adjusted Gross Profit Margin

The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023	2022
Adjusted Revenues	$34,009	$29,194	$98,380	$84,169
Costs of revenue	(10,441)	(8,699)	(28,863)	(23,581)
Amortization of intangible assets	4,796	2,832	10,454	6,664
Adjusted Gross Profit	$28,364	$23,327	$79,971	$67,252
Adjusted Gross Profit Margin	83%	80%	81%	80%

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023	2022
Net loss	$(14,467)	$(109,002)	$(64,713)	$(175,713)
Provision (benefit) from income taxes	(62)	(2,286)	181	(2,836)
Depreciation and amortization	8,030	5,743	20,074	15,374
Interest expense, net	8,018	42,894	21,853	89,672
EBITDA	1,519	(62,651)	(22,605)	(73,503)
Deferred revenue adjustment (a)	-	123	-	1,853
Stock-based compensation	6,224	30,043	18,212	30,868
Change in fair value of financial instruments (b)	(7,157)	(21,910)	(18,850)	(18,524)
Loss on debt extinguishment, net	-	45,250	-	45,250
Other non-cash (gains) charges (c)	(704)	(948)	5,227	(9,286)
Acquisition related costs (d)	12	431	1,391	1,003
Employee severance costs (e)	560	149	1,310	149
Non-capitalizable debt raising costs	-	-	316	403
Other infrequent costs (f)	-	-	-	20
Costs incurred related to the transaction (g)	81	1,791	415	2,250
Loss contingency (h)	201	286	4,091	286
Adjusted EBITDA	$736	$(7,436)	$(10,493)	$(19,231)
Adjusted EBITDA Margin	2.2%	(25.5)%	(10.7)%	(22.8)%
(a)
Reflects deferred revenue fair value adjustments arising from the purchase price allocation in connection with the 2021 Acquisitions.
(b)
Reflects the non-cash impact from the mark to market adjustments on our financial instruments.
(c)
Reflects the non-cash impact of the following: (i) impairment of goodwill of $5,837 in the first quarter of 2023, (ii) loss from equity method investment of $34 in the first quarter of 2023, a loss from equity method investment of $56 in the second quarter of 2023, and a gain from equity method investment of $147 in the third quarter of 2023, (iii) charge of $2 in the first quarter of 2023, charge of $2 in the second quarter of 2023, and a gain of $672 in the third quarter of 2023 from the change in fair value related to the contingent consideration and contingent compensation related to the 2021, 2022, and 2023 Acquisitions; (iv) unrealized loss on short-term investments of $115 in the third quarter of 2023; (v) gain of $1,320 in the first quarter of 2022, a charge of $271 in the second quarter of 2022, and a gain of $948 in the third quarter of 2022 from the change in fair value related to the contingent consideration and contingent compensation related to the 2021 Acquisitions, (vi) gain of $7,667 related to the partial forgiveness of our PPP Loan during the first quarter of 2022, and (vii) $378 impairment charge recognized in the first quarter of 2022 related to the abandonment of one of our leases upon adoption of ASC 842 on January 1, 2022.
(d)
Reflects the costs incurred to identify, consider, and complete business combination transactions consisting of advisory, legal, and other professional and consulting costs.
(e)
Severance costs associated with workforce changes related to business realignment actions.
(f)
Costs incurred related to litigation we believe to be outside of our normal course of business totaling $20 in the first quarter of 2022.
(g)
Includes non-capitalizable transaction costs incurred within one year of the Business Combination.
(h)
Reflects (i) $3,474 non-cash loss contingency charge related to the settlement with GPO FN Noteholder LLC recorded in the second quarter of 2023 and (ii) accounting and legal costs incurred associated with the settlement with GPO FN Noteholder LLC totaling $168 in the first quarter of 2023, $248 in the second quarter of 2023, $201 in the third quarter of 2023, and $286 in the third quarter of 2022.

Key Performance Indicators

We also monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance.

Annual Recurring Revenue (“ARR”)

Approximately 90% of our revenues are subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for subsequent periods. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on an account level by annualizing the contracted subscription revenue, and our total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

Run-Rate Revenue

Management also monitors run-rate revenue, which we define as ARR plus non-subscription revenue earned during the last twelve months. We believe run-rate revenue is an indicator of our total revenue growth, incorporating the non-subscription revenue that we believe is a meaningful contribution to our business as a whole. Although our non-subscription business is non-recurring, we regularly sell different advisory services to repeat customers. The amount of actual subscription and non-subscription revenue that we recognize over any 12-month period is likely to differ from run-rate revenue at the beginning of that period, sometimes significantly.

Net Revenue Retention (“NRR”)

Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. For our federal government clients, we consider subdivisions of the same executive branch department or independent agency (for example, divisions of a single federal department or agency) to be a single customer for purposes of calculating our account-level ARR and NRR. For our commercial clients, we consider subdivisions of the same legal entity as separate customers. Customers from acquisitions are not included in NRR until they have been part of our condensed consolidated results for 12 months. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers. Our calculation of NRR may differ from similarly titled metrics presented by other companies.

Contacts:

Media

Nicholas Graham

FiscalNote

press@fiscalnote.com

Investors

Sara Buda

FiscalNote

IR@fiscalnote.com

Source: FiscalNote